Exhibit 10.2

                              EMPLOYMENT AGREEMENT

         AGREEMENT, made and entered into as of January 1, 2000 between Inter-Con/PC, Inc. a Minnesota Corporation ( the "Company") and Michael P. Ferderer ("Employee").

         A. The Company is primarily engaged in the busines of developing, manufacturing and marketing Internet/Set Top Box Technology and Internet service development and marketing.

         B. The Company desires to employ Employee in the capacity of Chief Executive Officer,

         C. Employee desires to be employed by the company as the Chief Executive Officer,

         D. During his employment, Employee will have acces o and learn the Company's valuable and confidential information.

         In consideration of the following, of the mutual promises herein contained, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


1.       DEFINITIONS

1.01 The following terms shall have the meanings shown when used in this
Agreement:

         (a) "Confidential Information" means any informatio that is not generally known of publicly disclosed by the Company relating to the Company's existing of reasonably foreseeable business, such as information relating to business methods, personnel data, products and services, suppliers, customers, marketing and merchandising proposals and techniques, billing and pricing procedures, financial information, trade secrets, processes, discoveries, ideas, compilations, inventions, and other information and improvements related to the Company's business.

         (b) "Conflicting Products" means any product, process or service of any person or organization at any time in existence or under development which is the same as or similar to or competes (separately or as a component of a competing product) with a product, process, or service which the company markets or is developing to market, or about which the Employee has acquired Confidential Information. The Company acknowledges and agrees that the products and services provided by MPF, Inc. or any of its successors or assigns, are not Conflicting Products.

         (c) "Conflicting Organization" means any person (including Employee) or organization which at any time now or in the future is engaged in, or about to become engaged in, the development, marketing, advertising, or selling of Conflicting Products or which otherwise engages in activities similar to those activities in which the Company was engaged or preparing to engage during Employee's employment. The Company acknowledges and agrees that MPF, Inc. or any of its successors or assigns is not a "Conflicting Organization."

         (d) "Company" means the Company, its present or future subsidiary or affiliated companies, or their successors and assigns.



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         (e)      "Inventions" means discoveries, improvements an ideas (whether or not shown or described in writing or reduced to practice), and works of authorship (including but not limited to documents, drawings, manuscripts, text, art work, photographs, motion pictures, video programs, computer software, mask works, sound recordings, and similar property and works), whether or not patentable, registerable, or copyrightable.

2. EMPLOYMENT

2.01 During the Employment Term the Company hereby employs Employee as the Chief Executive Officer of the Company, with the duties, responsibilities, and powers associated with said title as commonly understood in the Minnesota business community.

2.02 Employee covenants and agrees that, at all times during the term of this Agreement, Employee, except as provided below, shall devote all of his efforts to his duties as an employee of the Company. Employee further covenants and agrees that he will not, directly or indirectly, engage or participate in any activities at any time during the term of this agreement in conflict with this Agreement in conflict with the best interests of the Company. Notwithstanding the foregoing, Employee warrants and Company acknowledges, that Employee is currently the sole owner of MPF, Inc. (which offers the products and services described in the attached Exhibit A) and agrees that Employee may continue to consult with MPF, Inc. or any of its successors, assigns, and affiliates, in these matters, provided that such consulting duties and responsibilities do not materially detract from his duties as an employee of the Company, and provided further that such consulting duties will be only to facilitate the network feasibility for the company. The Company also acknowledges and agrees that the foregoing activities are not "in conflict" with the best interests of the company.

3.0 COMPENSATION AND BENEFITS

3.01 Employee shall be paid a base salary at an annual rate o one hundred ten thousand dollars ($100,000.00) ("Base Salary"). The Base Salary is payable in convenient installments but not less frequently than semi-monthly. The Employee's Base salary may be increased, but not decreased from time to time by the Board of Directors of the Company in its sole discretion, and the Company, in determining whether or not to adjust the Base Salary, shall be entitled (but not obligated) to consider among other things, (i) whether Employee's Base Salary is consistent with salaries of similarly situated employees and third parties, and (ii) the recommendation of any professional compensation consultants who may be hired by the Company.

3.02 In addition to the Base Salary, Employee may receive suc discretionary bonuses, as the Company shall determine form time to time.

3.03 Employee shall be entitled to participate in such benefi plans as may be provided by the company form time to time, including but not limited to health and dental insurance, 401K plan, and key person life insurance, and to such holidays and vacations as are consistent with company policies.

3.04 The Company shall reimburse Employee in arrears on vouchers for out of pocket expenses incurred by Employee in connection with the business of the Company, including travel and entertainment, consistent with the policies established by the Company from time to time.

3.05 Employee shall receive, each month during the Employment Term (i) reimbursement for business mileage charges at the rate approved from time to time by the Internal Revenue Service (IRS); and (ii) a mobile (cellular or PCS) phone allowance equal to the monthly access charge and reimbursement for business calls made thereon by Employee.

4.0 TERM: TERMINATION




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4.01     Subject to the terms and conditions herein, Employee's employment with the Company shall be for a term (the "Employment Term") commencing on January 1, 2000 and terminating on December 31, 2005.

4.02 Subject to compliance with section 4.02(e) and the notic provisions contained in Sections 4.02(a) and 4.02(d), the Company may only terminate Employee's employment prior to the end of the Employment Term for "cause." Termination for "cause" shall be immediate. As used herein, the term "cause" shall mean:

         (a) Employee's refusal or failure to perform any material duties of employment and the continuation of such refusal or failure for a period of fifteen (15) business days after written notice from the company specifying such refusal or failure; or

         (b) Any gross misconduct dishonesty, misappropriation of the Company's property, theft, conviction of a crime or unethical business conduct by Employee; or

         (c) Any act of malfeasance or wrongdoing (including acts of disloyalty) committed by Employee affecting the Company or any of its Subsidiaries: or

         (d) Any material breach by Employee of any material provision of this Agreement, including, but not limited to, the Disclosure of Information and Post Employment restrictions contained in Sections 5 and 6 herein (other than unintentional breaches which result in no harm or potential harm to the company, and which are cured in full within thirty (30) days following Employee's receipt of written notice by the Company of such breach).

         (e) Not withstanding the foregoing, Employee shall not be deemed to have been terminated for "cause" unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice of not less than five (5) business days to the Employee and an opportunity for the Employee, together with the employee's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Employee was guilty of conduct set forth above in the second sentence of this Section 4.02 and specifying the particulars thereof in detail.

4.03 The parties may also terminate Employee's employment under this agreement prior to the end of the Employment Term by mutual written agreement between the Company and Employee to terminate Employee's employment.

4.04 Employee's employment under this Agreement shall terminate prior to the end of the Employment Term upon the death of Employee. In the event of a termination pursuant to this Section 4.04, the Company shall continue to pay to such a person as may be designated from time to time by Employee (and if no designation has been made, the Employee's estate) the semi- monthly payments against Employee's Base Salary as in effect at the time of his death, as set forth in Section 3.01 herein, for a period of three months following the death of Employee.

4.05 Employee's employment under this Agreement shall terminate prior to the end of the Employment Term upon any disability of Employee caused by injury or illness as a result of which Employee is unable to render the services required by this Agreement for a period of at least ninety
         (90) successive business days, during which the Employee shall continue to be paid his Base Salary. In the event of a termination pursuant to this Section 4.05, the Company shall continue to pay Employee the semi-monthly payments against Employee's Base Salary, as in effect at the time of his disability, for a period of three (3) months following the date of Employee's termination from the Company on account of disability.


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4.06     In the event of a termination of Employee's employment pursuant to
         Section 4.02 herein prior to the end of the scheduled expiration of the Employment Term, Employee shall be entitled to receive, in addition to any unpaid amounts for completed months prior to such termination of this Agreement, an amount equal to the amount by which (i) the Base Salary for the month in which such termination occurs, as set forth in
         Section 3.01 herein, multiplied by a fraction, the numerator of which is the number of days in such month which occurred prior to the date of termination and the denominator of which is the total number of days in such month, exceeds (ii) the aggregate Base Salary previously paid to Employee pursuant to said Section 3.01 with respect to services performed during such month. Employee shall also be entitled to receive payment for any vacation time which employee has accrued and not used, as well as any other amounts owing to Employee pursuant to this Agreement or any Company policies. All amounts payable pursuant to this
         Section 4.06 shall be paid at such time as Employee has generally received payments of Base Salary (but in no event later than thirty
         (30) days after the effective date of such termination.

4.07 In the event of a termination of Employee's employment b the Company prior to the end of the scheduled expiration of the Employment Term (except for a termination pursuant to Sections 4.02 through 4.05 of this Agreement), Employee shall be entitled to receive, in addition to the amounts otherwise set forth hereunder, an amount (the "Termination Pay") equal to the remaining amount of Base Salary and health and dental insurance for the Employment Term that would otherwise have been due hereunder. The Termination Pay may be paid, at the option of the Employee (i) in semi-monthly amounts at times such semi-monthly amounts would otherwise have been due hereunder or (ii) the value of the Termination Pay paid as a lump sum.

4.08 In the event of any termination of Employee's employment and assuming the payments contemplated by Sections 4.04 through 4.07 are made, no further payments shall be required to be made by the Company to Employee under this Agreement, except (i) to the extent required by any other Agreement between the Company and Employee or any pension, profit sharing, 401K or any other type of qualified or nonqualified retirement or compensation (deferred or otherwise) plan established by the Company.

5.0      DISCLOSURE OF INFORMATION: INVENTIONS

5.1 Employee shall not, either during or after his employmen with the Company, directly or indirectly use or disclose to any person any Confidential Information except as properly required in the course of the Company's business or as expressly authorized in writing by the Company. Employee will also refrain from any act or omission that is reasonably likely to reduce the value of any Confidential Information to the Company.

5.2 All records, files, documents, lists and other items containing Confidential Information which Employee prepares, uses or comes in contact with during the term of his employment shall be the Company's property and shall not be removed from the Company's premises except as properly required in the Company's business or as expressly authorized in writing by the Company. All such materials and any other Company property shall be returned to the Company by Employee upon any termination of employment.

5.3 With respect to Inventions made, authored, conceived, or created by Employee, either solely or jointly with others, whether during normal hours of Employee's employment or on Employee's own time, during Employee's employment with the Company and for one year after termination of Employee's employment, Employee shall:

         (a) Keep accurate, complete, and timely records of such Inventions, which records shall be property of the Company and be retained on the Company's premises.


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         (b)      Promptly and fully disclose and describe such Inventions in writing to the Company.

         (c) Assign (and Employee does hereby assign) to the Company all of its rights to such Inventions, and to applications for letters patent, copyright registrations, and/or mask work registrations in all countries and letters patent, copyright registrations and/or mask work registrations granted upon such Inventions in all countries.

         (d) Acknowledge and deliver promptly to th Company (without charge to the Company but at the expense of the Company) such written instruments and to do such other acts as may be necessary in the opinion of the Company to preserve property rights against forfeiture, abandonment or loss, and to obtain, defend and maintain letters, patent, copyright registrations and/or mask work registrations and to vest the entire right and title thereto in the Company.

         This Section 5.03 does not apply to an Invention for which no equipment, supplies, facility, or Confidential Information was used and which was developed entirely on Employee's own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for the Company.

6.0      POST EMPLOYMENT RESTRICTIONS

6.01 During the Employment Term and for a period of 18 months following the termination of his employment with the Company for any reason or under any circumstance, provided that Employee has been paid any payment due under Section 4 above, Employee shall not, directly o indirectly, for himself or through, on behalf of, or in conjunction with any person, persons or entity:

         (a) Solicit or do business with any actual or potential clients, customers or suppliers of the Company with respect to the sales of Set Top Boxes (other than for sales of Set Top Boxes with respect to Minneapolis Internet hub); attempt to induce such clients or customers, or any suppliers of the Company to discontinue doing business with the Company; hire or attempt to hire any employee of the Company (except Pamela J. Holl); or solicit or induce any employees of the Company (except Pamela J. Holl) to discontinue his or her employment or compete with the Company for himself or for others.

         (b) Own any interest in, manage, operate, join, control, lend money, or render services or financial or other assistance to or participate in or be connected with (whether as an officer, employee, partner, shareholder, consultant, contractor or otherwise) any Conflicting Organization; engage in the manufacture, marketing, advertising, or sale of any Conflicting Products; or engage in any competition with the Company in any business, that is similar to any activity in which the Company was engaged or was preparing to engage during Employee's employment with the Company. The Company acknowledges and agrees, however, that the products and services described in the attached Exhibit A of MPF, Inc. or any successor, assign or affiliate of MPF, Inc. do not compete with and are not similar or related to any activity in which the Company was engaged or was preparing to engage during Employee's employment with the Company.

6.01.1 Notwithstanding the foregoing, in the event of a termination of this agreement pursuant to Section 4.07, the covenants and agreements contained in paragraph 6.01 shall extend for only the period of time during which the Termination Pay set forth in Section 4.07 is paid to Employee in the form of monthly payment of Base Salary or deemed to be paid, if a lump sum is paid.

7.       MISCELLANEOUS




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7.01     Employee acknowledges that he is familiar with the Company an its business and that the restrictions contained in sections 5 and 6 hereof are reasonably required for the protection of the Company's legitimate business interests, and the restrictions do not impose undue hardship on the Employee or operate as a bar to his sole means of support.

7.02 Upon any breach or threatened breach of the restrictions contained in Sections 5 and 6 hereof, the parties recognize that damages or other remedies at law would be inadequate to protect the legitimate business interests of the Company and would cause the Company irreparable harm. Therefore, any court of competent jurisdiction may grant equitable relief such as restraining orders and preliminary or permanent injunctions o specifically enforce the provisions of this Agreement and to protect the Company against any breach or threatened breach. If the Company is required by applicable law to furnish a bond or other surety as a condition of the entry of an injunction or restraining order, Employee agrees that such bond or surety shall be in the minimum amount required by law. This provision concerning injunctive relief shall not, however, diminish the right of the Company to claim and recover damages including an accounting for profits earned by Employee as a result of breach, in addition to injunctive relief. If the Company prevails in any litigation relating to this Agreement, the Company shall also be entitled to recover its reasonable costs and attorney's fees.

7.03 Each of the Company's rights under this Agreement is separate and in addition to all other rights under applicable law. The Company may exercise and enforce one or more of those rights, as well as any other rights under the law, one at a time or all at once. Neither the waiver by the Company of any right in a specific instance, nor any delay or failure to act shall operate as a waiver of any right under this Agreement or prevent the future exercise or enforcement of the right.

7.04 The law of the State of Minnesota shall govern this Agreement in all respects. If any term of the Agreement conflicts with applicable law, all other terms of this Agreement shall remain in effect and enforceable. Further, if any provision is held to be over broad as written, such provisions shall be construed to narrow its application to the extent necessary to make the provisions enforceable according to applicable law, and shall be enforced as so amended. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction, which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law. Any Court is also authorized to extent the duration of any restriction under
         Section 6 for the period that any violation of Section 6 exists.

7.05 Any notice or communication required or permitted under this Agreement shall be deemed given if in writing and delivered personally or mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the party notified at the address stated below, or at such address as a party hereafter designates by notice.

7.06 The provisions of Sections 5,6,and 7 hereof shall surviv any termination of Employee's employment or this Agreement.

7.07 This Agreement contains the entire Agreement and all material representations between the parties relating to the subject matter hereof, supersedes all prior agreements and understandings, and may e modified or amended only in a writing signed by all parties. All captions titles and masculine pronouns are for convenience only and may not be used to interpret or to define the terms of this Agreement.

7.08 This Agreement shall be binding upon Employee's heirs, personal representatives, and assigns, and may be transferred by the Company to its successors and assigns.


         By signing this Agreement, the parties agree to the above terms.



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                                                Inter-Con/PC, Inc.


                              By:  /s/ Michael P. Ferderer
                                   -----------------------

                              Its: Chairman and CEO
                                   -----------------------

                              7667 Equitable Drive
                              Suite 101
                              Minneapolis, MN 55344


                              /s/ Michael P. Ferderer
                              -----------------------------
                              Michael P. Ferderer, Employee



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